Exhibit (a)(10)
Form of Reminder of Expiration Date
FORM OF REMINDER EMAIL TO ALL ELIGIBLE OPTIONEES
Subject: ACTION REQUIRED – Section 409A Income Tax Liability
As a reminder, Cirrus Logic’s Offer to Amend or Cancel and Replace Eligible Options dated August 30, 2007 (the “Offer”) is currently scheduled to expire at 4 p.m. Central Time on October 1, 2007. A copy of the Offer and related documents, including an Election Form that you must return by the deadline set forth above in order to participate in the Offer, was emailed to you on August 30, 2007. All capitalized terms not defined within this email have the meaning assigned to such terms in the Offer. Please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, if you need additional copies of any of these documents.
Participation in the Offer is completely voluntary. Please read your Offer and related documents carefully, to determine the potential consequences of accepting or declining the Offer. We encourage you to consult your personal investment, tax, and legal advisors with respect to these potential consequences.
If you decide to tender your Eligible Options for amendment or cancellation and replacement, as applicable, Cirrus Logic must receive your completed, signed, and dated Election Form prior to 4 p.m. Central Time on October 1, 2007, unless the expiration date of the Offer is extended. Your Election Form must be completed in accordance with the Election Form Instructions and in accordance with the Offer. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.
Cirrus Logic does not intend to take action, other than the Offer, to bring your Eligible Options into compliance with Section 409A of the Internal Revenue Code. The potential adverse tax consequences applicable under Section 409A are described in the Offer Document. You will be solely responsible for any tax penalties, interest payments, or other liabilities that you may incur under Section 409A (or comparable state laws) with respect to any Eligible Options that you do not tender for amendment or cancellation and replacement, as applicable, pursuant to the Offer.
Even if you have previously submitted your Election Form to Cirrus Logic, you are receiving this reminder because our records indicate that you hold Eligible Options. Please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, with any questions regarding the Offer or if you are not sure whether Cirrus Logic has received your previously submitted elections with respect to the Offer.
FORM OF SECOND REMINDER EMAIL TO ELIGIBLE OPTIONEES WHO HAVE NOT RESPONDED TO THE OFFER
Subject: FINAL NOTICE OF REQUIRED ACTION – Section 409A Income Tax Liability

As a reminder, 4 p.m. Central Time on October 1, 2007, is currently the expiration date for tender of your Eligible Options to Cirrus Logic for amendment or cancellation and replacement, as applicable, pursuant to Cirrus Logic’s Offer to Amend or Cancel and Replace Eligible Options dated August 30, 2007 (the “Offer”). A copy of the Offer and related documents, including an Election Form that you must return by the deadline set forth above in order to participate in the Offer, was emailed to you on August 30, 2007. All capitalized terms not defined within this email have the meaning assigned to such terms in the Offer. Please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, if you need additional copies of any of these documents or have questions regarding the Offer.
As outlined in your email and the documents provided in that email, Section 409A of the Internal Revenue Code imposes certain adverse tax consequences on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date the grant was actually finalized and (ii) that vest after December 31, 2004. The Section 409A taxes are in addition to the ordinary income taxes on stock option gains that are reported on your 2006 W-2 Form. The purpose of the Offer is to provide you with the opportunity to protect certain of your outstanding stock options from substantial tax penalties under Section 409A.
As of today, we have not yet received your Election Form to accept the Offer. This will be the final reminder of your ability to participate in the Offer. If you decide to tender your Eligible Options for amendment or cancellation and replacement, as applicable, Cirrus Logic must receive your completed, signed, and dated Election Form prior to 4 p.m. Central Time on October 1, 2007, unless the expiration date of the Offer is extended. Your Election Form must be completed in accordance with the Election Form Instructions and in accordance with the Offer. We will not be able to accept late submissions, therefore, we urge you to complete, sign, date, and return your form to Cirrus Logic as soon as possible if you wish to participate in the Offer. Please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, if you need a new copy of the personalized Election Form that was emailed to you on August 30, 2007.
If you do not return your completed Election Form to Cirrus Logic by the deadline, you will likely be subject to the Section 409A tax consequences described above and in the documents provided with our August 30, 2007 correspondence. Cirrus Logic does not intend to take action, other than the Offer, to bring your Eligible Options into compliance with Section 409A. You will be solely responsible for any tax penalties, interest payments, or other liabilities that you may incur under Section 409A (or comparable state laws) with respect to any Eligible Options that you do not tender for amendment or cancellation and replacement, as applicable, pursuant to the Offer.